EXHIBIT 11.2

English Translation

Code of Conduct in the Securities Market

CorpBanca and Subsidiaries

Table of Contents

Message to Our Associates and External Advisors			3

1.	Legal Framework		4
2.	Persons Bound by the Code		4
3.	Internal Organization		4
	3.1	Compliance Committee	4
	3.2	Compliance Officer	5
4.	Special Considerations		5
	4.1	Privileged information	5
	4.2	Obligations in Connection with Privileged Information	6
	4.3	Market Price Manipulation	6
	4.4	Obligation to Disclose Transactions in Securities to Regulatory Agencies	7
	4.5	Conflicts	8
5.	Policy to Operate in the Securities Markets		8
	5.1	Relevant Securities	8
	5.2	Proprietary Trading: Restrictions and Obligations	9
		5.2.1 Sale and Purchase of Shares over Securities not issued by CorpBanca (Annex 3-9)	9
		5.2.2 Sale and Purchase of Shares over Securities issued by CorpBanca (Annex 4)	9
		5.2.3 Blackout Periods Regarding Shares Issued by CorpBanca	9
		5.2.4 Blackout Periods (Forbearance) Regarding Shares not Issued by CorpBanca	10
		5.2.5 Other Disclosure Requirements and Obligations	10
	5.3	Account Management Agreement Subscription	10
	5.4	Particular Requirements for the Finance Division’s, Treasury Division’s and Commercial Management of Financial Products’ Associates	10
	5.5	Particular Requirements for CorpBanca Corredores de Bolsa S.A.’s Associates and for Associates in Wealth Management area.	11
	5.6	Particular Requirements for the Associates of CorpBanca Administradora General de Fondos S.A.	11
	5.7	Compliance with Article 171 of the Securities Market Act (“SMA”)	11
		5.7.1 Regulation	12
		5.7.2 Subjects of this Regulation	12
		5.7.3 The Registry	12
		5.7.4 Relevant Securities	12
		5.7.5 The Process	12
		5.7.6 Responsibilities	13
6.	Communication Procedures		13
7.	Acknowledgment and Acceptance of, and Compromise with the Code of Conduct in Securities Market		13
8.	Failure to Comply and Sanctions		13
9.	Divulgation and Validity		14
	Exhibits
		1. Persons Subject to the Code of Conduct in Securities Market	15
		2. Disclosure Form: Participation in Companies by Property and Management	17
		3. Disclosure Form: Sale and Purchase of Shares not issued by CorpBanca	19
		4. Disclosure Form: Sale and Purchase of Shares issued by CorpBanca	20
		5. Acknowledgement and Acceptance of, and Compromise with the Code of Conduct in Securities Market	21
		6. Regulations to prevent and to fight the use of privileged information and market manipulation	22

Definitions

MESSAGE TO ASSOCIATES AND EXTERNAL ADVISORS

The following Code is being issued with the intention of setting forth the standards of conduct so that all activities related to the Securities Market are be undertaken with the strictest adherence to the laws and in accordance with ethical criteria embedded in CorpBanca’s corporate values.

This Code has been designed to set forth, within the Securities Market scope, (i) the standards of conduct for decision making for External Advisors and CorpBanca Associates (for these purposes, any employee of CorpBanca or of a subsidiary shall be deemed an Associate); (ii) certain prohibitions together with guidelines in connection with the use of privileged information obtained as a consequence of being in a certain position in CorpBanca; (iii) communication processes between Associates and the company, in connection with their investment transactions or businesses.

The aforementioned goals are contextualized within the regulations set forth by the Securities Market Act (Ley No. 18.045 De Mercado de Valores) in connection with the treatment of privileged or confidential information and with the financial industry’s best practices. The above, shall be construed as conduct guidelines and shall not be deemed as a replacement to the applicable laws and regulations.

To achieve these goals we have improved the internal policies and regulations that should guide the conduct of all the persons of our organization and the procedures used to define the persons that are subject to these regulations and the conduct that should be observed for the compliance hereto.

This Code’s guidelines are mandatory for a group of persons regarding which it may be presumed actual or potential access to privileged information. It shall be applicable as a complement to the applicable laws, the General Code of Conduct, the employment agreement and every other internal and external regulations.

This Code has adopted duties of conduct and prohibitions related to the use of privileged information and market manipulation, which are listed in Exhibit No. 6 hereto, titled “Rules to Prevent and Fight the Use of Privileged Information and Market Manipulation”. Said document was issued by the Regulation Committee of the Santiago Stock Exchange and by the Self-Regulation Committee of the Chilean Electronic Exchange; committees that recommend the application of the rules contained therein –which are applicable to broker dealers– to all the companies registered with the Securities Registry and whose securities are traded on the above-mentioned exchanges.

This Code is applicable to the Associates listed in Exhibit No. 1-A.

For the purposes of this Code, the term “CorpBanca” shall be deemed to include the bank and its subsidiaries.

Fernando Massú T.

CEO

1.	LEGAL FRAMEWORK

This Code of Conduct has been written in accordance with Chilean legislation and particularly relates to the Securities Market Act (Act No. 18,045), which provisions are applicable to the public offerings of securities and their markets and intermediaries; the Corporations Act (Act No. 18,046) and its regulations; and the regulations enacted by the Superintendence of Securities and Insurance and the Superintendence of Banks and Financial Institutions.

The persons bound by this Code must comply with the procedures, deadlines and conditions set forth in the above-mentioned regulations. However, the provisions set forth in this Code do not substitute personal responsibilities and obligations imposed by Chilean legislation. Consequently, these persons are not released from compliance with such regulations, being particularly bound to inform their transactions to the bank and/or its subsidiaries and to the applicable regulatory agency.

2.	PERSONS BOUND BY THE CODE

These sections set forth policies, regulations and conduct guidelines that must be observed by any person that –as a consequence of their title, position or relationship with CorpBanca– deals with or has access to privileged information; whose work may be directly and/or mainly related to activities and services in the securities market or who shall be deemed bound by the Compliance Committee. For the purposes of this Code, these persons shall be the “Addressees”.

The list of areas and positions bound by these sections are listed in Annex 1-A.

The Compliance Division’s Management shall keep an updated list of the Associates and Areas defined as bound to this Code, as informed by the responsible person of each Area and/or Division bound and/or the Division of Human Resources.

In addition, the Compliance Division’s Management shall effect periodic analysis of new positions and/or new areas that may be created within the bank or its subsidiaries, for the purposes that all Addressees may know and comply with the applicable norms and policies.

3.	INTERNAL ORGANIZATION

3.1 Compliance Committee

The purpose of this internal control committee is to monitor compliance with the Codes of Conduct and other complementary rules; establish and develop procedures needed to comply with these codes; interpret, manage and supervise compliance with these rules; and resolve any conflicts that may arise. The Compliance Committee is comprised by the following executives:

•	One director

•	Chief Executive Officer

•	Legal Services Division Manager

•	Human RESOURCES Division Manager

•	Compliance Officer

•	One permanent advisor

This Committee shall meet at least once every 2 months except during the month of February and shall hold extraordinary sessions when deemed necessary by either its president, the Compliance Officer or a majority of its members, in order to maintain itself permanently informed of the activities and matters concerning compliance with the Codes of Conduct and other complementary rules, and shall be governed by its by-laws that shall specify its functions, including the following duties, among others:

1. Issue instructions necessary to develop and comply with the provisions of the Codes of Conduct.

2. Ensure adherence with the provisions of the Codes of Conduct.

3. Acknowledge and/or issue resolutions regarding the measures and compromises adopted by the management level responsible for the area in which a problem or complaint arose.

4. Propose to the management of CorpBanca the application of sanctions to executives in the management level when they do not comply with the compromises undertaken in the context of solving a conflict or complaint.

5. Request, from any party deemed appropriate, participation, documentation and/or information needed to carry out its duties.

3.2 Compliance Officer

The Compliance Officer shall perform the executive functions of the Compliance Committee, within the guidelines the Committee may issue. In particular, the Compliance Officer shall be responsible for the following duties:

1. Apply the standards contained in the Codes of Conduct and supervise compliance.

2. Ensure that the policies contained in this Code are constantly refined by proposing any needed modifications to the Compliance Committee.

3. Inform the Compliance Committee of any violations of the Codes of Conduct as soon as they are known, providing full details including the identity of the persons involved and, if appropriate, recommendations or proposals for future steps and measures to be adopted.

4. Guarantee the confidentiality of information reported by individuals disclosing violations of this Code of Conduct.

5. Periodically report to the Compliance Committee any situations that have occurred or activities that have been developed related to its functions.

6. Implement a Training Program aimed to ensure that all Associates are familiar with the behavior standards and the importance of complying with and adhering to these standards and other internal policies.

This list is not exclusive and, therefore, the Board of Directors, Audit Committee or members of the Compliance Committee may add any other function they deem necessary, whether of a permanent, specific or occasional nature.

In order to carry out their functions, the Compliance Committee and Compliance Officer shall possess broad powers for these purposes and have access to all documentation and information they can legally procure from the persons and areas involved at CorpBanca.

4.	SPECIAL CONSIDERATIONS

4.1. Concept of Privileged Information

As set forth in article 164 et seq of the Securities Market Act, it shall be deemed Privileged Information any information that:

A. Refers to one or more issuers of securities, their businesses or one or more securities issued by them;

B. Has not been disclosed to the market; and

C. Its knowledge, by its nature, is capable of influencing the trading of the securities issued.

It shall be also deemed to be privileged information, the information regarding the decisions involving the acquisition, sale and acceptance or rejection of specific offerings made by an institutional investor in the securities market.

Examples:

•	Certainty that a seasoned investor is interested in acquiring a relevant share in a public registered company.

•	Knowledge of an issuer’s change of control.

•	Knowledge of a contingency that shall cause a significant loss in an issuer’s controlling shareholder or subsidiary.

•	Information contained in the Ficha Estadística Condificada Uniforme (Uniform Encoded Statistical Form) prior its disclosure to the market.

•	Knowledge of a merger agreement between two companies, even if it is never materialized.

To assess if certain information may influence the trading of issued securities, it shall be considered whether a prudent investor would have considered such information as relevant for his investment decisions.

It is not necessary that such information may influence the trading of the securities only for “its content”, but also for “its nature”. This is the reason why the Superintendence of Securities and Insurance (“SVS”) has interpreted that the information contained in the Uniform Encoded Statistical Form shall always be Privileged Information before it has been disclosed to the market.

Privileged Information shall cease to have such character as from the moment in which it is made public, this is, known by the Market.

To determine when is it possible to consider that certain information is available to the general public, among others, it shall be considered if it has been disclosed completely, by means of an effective channel and of easy access to investors and the public.

4.2 Obligations in Connection with Privileged Information

The Securities Market Act, in its article No. 165, sets forth that any person that, as a consequence of their title, position, activity or relationship1 with the relevant issuer of securities, possesses Privileged Information shall:

- Keep all privileged information under reserve and refrain from using it for his own or other’s benefit, and shall neither acquire not dispose, for himself or for third parties, directly or indirectly any securities to which the privileged information relates. For example:

A. An employee of certain issuer communicates to his spouse and children a merger decision adopted by such issuer.

B. A trading desk operator comments on certain sale/purchase order he has been required to place.

C. An employee tells his family and/or friends about a significant change in a client’s corporate structure, before it has been made public.

- Refrain from using privileged information to obtain a benefit or avoid a loss, by means of any operation with the securities to which it relates or with instruments which profitability depends on such securities. For example, the following conducts are prohibited:

A. The sale or purchase of shares by a CorpBanca associate that knows the company’s results before such results have been communicated by the Superintendence of Banks and Financial Institutions (“SBIF”) or the SVS.

B. The sale of shares issued by a client of the bank by an associate, knowing that such client has insolvency problems, due to the associate’s position in CorpBanca.

C. The purchase of shares by an associate, knowing that a merger agreement shall be entered with a third company, or that there will be a public tender for the acquisition of shares by other company or in any other activity relevant to the organization.

- Refrain from recommending the acquisition or disposal of securities in respect of which the privileged information relates. Examples:

A. An associate recommends the acquisition or disposal of shares of one of his clients, regarding which he has privileged information.

B. The recommendation of acquiring shares by an associate, knowing the bank’s results which have not been made public yet, even if he does not disclose the reason of his recommendations.

-Take care that his subordinates do not disclose privileged information to third parties and that they refrain from recommending the acquisition or disposal of the securities to which the privileged information relates. For example:

A. A manager’s assistant shall be fully aware that the information he has as a consequence of his position, is privileged and may not be disclosed or used, for his own or for other’s benefit.

B. An operator from the broker dealer’s trading desk or from the analysis division shall be fully aware of the nature of any information to which he has access and to comply with all the legal obligations.

4.3 Market Price Manipulation

[1]	Pursuant to Circular 2,506 of the SVS the term “title” is applicable both to those persons holding them in companies and public auditing agencies, and the term “position” is applicable to those persons that, without holding a title in the referred entities, by any reason or circumstance, are linked or related to them or to any other employee or officer (advisors, brokers, relatives, external auditors, rating agencies.

CorpBanca’s Associates and External Advisors must promote through their conduct, best practices to impede price manipulation in the securities market, either for their benefit or for third parties. Prices are deemed to be manipulated when certain practices are developed to falsely alter prices formation in the securities markets. To avoid the price manipulation, the following conducts shall be prohibited:

- It is prohibited to trade with securities with the purpose of stabilizing, fixing or artificially altering the prices. Example:

A. The sale or purchase of shares at close of business with the sole purpose of artificially altering the closing price of these shares and with the effect of inducing all those investors that base their actions in closing prices.

B. The operator of the broker dealer’s trading desk that consistently places orders without materializing those orders, with the sole purpose of giving a false impression of high demand.

- It is forbidden to materialize trades with the purpose of inducing the purchase or sale of securities, by any fraudulent or deceptive means, activity, mechanism or strategy. Example:

A. The recommendation to invest in a shareholding fund guaranteeing profitability.

- Simulated or fictitious orders, quotes or trades are prohibited. Example:

A. A broker dealer’s operator that fakes trades by selling and purchasing shares in agreement with an operator from a different broker dealer.

- It is forbidden to spread rumors, information or false or deceiving news that may induce the market to error, even if such conducts is not oriented to obtaining benefits for themselves or for third parties. Example:

A. An issuer’s manager declares that it has reached an agreement to divide the company in which he works, when such assertion is not true or represents only a proposal to the Board of Directors.

B. The broker that sends information (by any means) to all of his clients letting them know that a foreign company is considering to launch a public tender offer for the acquisition of shares of a local company, when such information has been obtained from rumors.

- Advertising, propaganda or general disclosure of any nature, by any means, containing declarations, allusions or representations that may induce errors, mistakes or confusion to the public regarding the nature, prices, profitability, redemption, liquidity, guarantees or any other characteristic of securities publicly traded or their issuers are forbidden. Example:

A. Advertising by a broker dealer of a fund, guaranteeing profits but without giving any guarantee regarding the results thereto.

B. The representations made by an issuer’s chief executive officer regarding the expected acquisition price of the securities issued by the company.

4.4 Obligation to Disclose Transactions in Securities to Regulatory Agencies

Article 12 of the Securities Market Act sets forth that certain persons must provide information to the SVS2 and to every domestic stock exchange in which a company is registered, with any acquisition or disposal of shares issued by such company to which they relate. The same obligation shall apply regarding any acquisition or disposal of agreements or of securities, when the prices or results thereto depend or may be, completely or significantly, conditioned, to the variation or evolution of the price of the aforementioned shares.

The persons listed below shall be subject to the obligations of disclosing transactions:

- The members of the Board of Directors, chief executive officer, key executives and managers3, regardless of the amount of shares they hold, directly or through other individuals or entities.

[2]	The operations, either direct or indirect, shall be informed. Therefore, regardless of the fact that the shares are being acquired through an individual or entity different from the person who is directly obligated by the norm, such operations must be informed.
[3]	The persons that –together with their spouses and relatives– hold, directly or indirectly through entities, 10% or more of the subscribed capital of the issuer, shall be subject to the obligation of informing their trades with shares. Additionally, majority shareholders shall inform in the relevant communication if the acquisitions are aimed to acquiring control of the company or if such acquisitions are characterized as financial investments, as the case may be.

- The persons that, directly or through other individuals or entities, hold 10% or more of a public company’s subscribed capital or that, as a consequence of an acquisition of shares, reach such percentage.

The communication shall be delivered not later than the day immediately following the materialization of the transaction, through the technological means indicated by the SVS by a rule of general application.

CorpBanca shall be also obliged to inform the transactions effected by the persons mentioned above. However, regardless of CorpBanca’s obligation, such persons shall remain liable for their disclosure obligations.

4.5 Conflicts of Interest

Any act, relation or circumstance that may affect or influence the independence or the objectivity of our associates or External Advisors, or that may interfere in their decisions or obligations in the organization by reason of personal interests conflicting with the interests of the organization, is deemed to be a conflict of interest.

The variety of activities and functions carried out in the securities markets may lead to situations in which personal interest conflict with the bank’s, its subsidiaries’ or clients’ interests.

The associate shall refrain from trading or from adopting any decision that could translate in an inadequate solution for a potential conflict of interests. A conflict of interest is wrongly solved when the decision adopted entails a preference of the personal interest above the bank’s, its subsidiaries’ or clients’ interests.

Resolution of Conflicts of Interest: If there is a doubt regarding a potential conflict of interest arising from a particular transaction, where the conflicting interest is an individual’s particular interest or due to family relations, the associate shall communicate it to its superior –of a manager’s level at least- and this superior shall communicate the same to the Compliance Officer, prior to the materialization of any act affected by such doubt.

In conclusion, in every case of conflict of interests, the Compliance Committee shall adopt the agreements oriented towards safeguarding compliance with this Code and to determine the course of action in any situation presented for their pronouncement.

Inform Holdings in Companies and related parties: CorpBanca’s associates and External Advisors shall inform their holdings by “ownership in companies”, either directly or indirectly, and their holdings by “management” and their related parties4 by means of Exhibit No. 2 “Disclosure Form: Participation in Companies by Property and Management”. It shall be updated every time the holdings vary.

5.	POLICY TO OPERATE IN THE SECURITIES MARKETS

5.1 Relevant Securities

These provisions shall be applied to all the investments made by the Addressees, directly or indirectly through third parties, for the sale and the purchase of securities made in Chile and abroad in the countries where CorpBanca is present. The term “securities” shall mean any tradeable title pursuant to the Securities Market Act and its regulations.

Notwithstanding, the Compliance Committee may reasonably include other instruments as part of the securities relevant for this code or exclude some securities from the same, either with general application or for particular cases. It hereby excluded from the relevant securities, the shares in mutual funds and time deposits.

The relevant securities that shall be informed, are the following:

- Ordinary shares;

[4]	Participation in companies: indicate the companies in which the person making the declaration, his spouse and underage children participate directly or indirectly with more than a 5%. Participation by management: indicate the companies in which the person making the declaration, his spouse and underage children are chief executive officers. Indicate spouse, underage children and any person residing in the same domicile.

- Simultaneous trades which, despite the fact that they have to be disclosed, these operations are not affected by minimum stay requirements or blackout periods, provided that they refer to operations which have been agreed upon prior the blackout periods.

All the Addressees must inform proprietary operations to the Compliance Officer, in the way and on terms indicated in this section.

5.2 Proprietary Trading: Restrictions and Obligations

5.2.1 Sale and Purchase of Shares over Securities not issued by CorpBanca (Exhibit No. 3)

- The persons obligated to disclose the acquisition and disposal of shares not issued by CorpBanca, are those individualized in Exhibit No. 1-A.

- The sale or purchase of shares not issued by CorpBanca may not be effected within 30 days following the purchase date.

- Any sale or purchase operation regarding shares not issued by CorpBanca, must be effected through CorpBanca Corredores de Bolsa S.A. Notwithstanding, it shall be possible to trade with a different broker dealer, with prior reasoned authorization by the Compliance Committee. Such authorization shall be permanent.

- The sale and/or purchase of securities not issued by CorpBanca must be informed to the Compliance Officer within the 24 hours following the relevant transaction on the terms of Exhibit No. 3 “Sale and Purchase of Shares not issued by CorpBanca”.

5.2.2 Sale and Purchase of Shares over Securities issued by CorpBanca (Exhibit 4)

- The persons obligated to disclose the acquisition and disposal of shares not issued by CorpBanca, are those listed in Exhibits Nos. 1-A and 1-B.

- The sale or purchase of shares issued by CorpBanca may not be effected within 90 days following the purchase date.

- Any sale or purchase operation regarding shares issued by CorpBanca, must be effected through CorpBanca Corredores de Bolsa S.A. Notwithstanding, it shall be possible to trade with a different broker dealer, with prior reasoned authorization by the Compliance Committee. Such authorization shall be permanent.

- The sale and/or purchase of securities issued by CorpBanca must be informed to the Compliance Officer within the 24 hours following the relevant transaction in the terms of Exhibit No. 4 “Sale and Purchase of Shares issued by CorpBanca”.

5.2.3 Blackout Periods Regarding Shares Issued by CorpBanca

A. Regular Blackout Periods

CorpBanca’s associates and External Advisors may not trade with securities issued by CorpBanca in the period within the first business day of each month and the day in the summary of the bank’s quarterly results are made public, by the inclusion in the website.

Notwithstanding the above, in case of public tenders for the acquisition of shares issued by the bank, the restrictions and prohibitions regarding shares of the bank, such as blackout periods and minimum stays shall cease to be in effect.

B. Exceptional Blackout Periods

Notwithstanding the above, the Board of Directors may impose additional blackout periods regarding shares issued by CorpBanca considering particular processes or events. For example, in dates close to the disclosure of financial statements or as a consequence of exceptional circumstances such as merger or takeover negotiations.

C. Communication and adherence

The Compliance Officer, or the person appointed by the Board of Directors for these purposes, shall be in charge of announcing the exact date in which each blackout period begins and terminates, thorough the channels determined by the Board. In addition, such person shall implement the procedures aimed to enforce these rules.

5.2.4 Blackout Periods (Forbearance) Regarding Shares Not Issued by CorpBanca

CorpBanca’s associates and External Advisors that are Addressees hereto, CorpBanca Corredores de Bolsa S.A. and CorpBanca Administradora General de Fondos S.A. may not, directly or indirectly, trade with shares not issued by CorpBanca during the periods informed by the Compliance Division as “Forbearance Periods” with respect to specific shares.

Notwithstanding the above, in case of public tenders for the acquisition of shares not issued by the bank, the restrictions and prohibitions regarding such specific shares, such as blackout periods and minimum stays shall cease to be in effect.

The Compliance Division shall inform to the persons aforementioned, the date on which such blackout periods for shares not issued by CorpBanca commences and terminates.

A. Privileged Information

Notwithstanding the provisions above, CorpBanca associates and External Advisors shall ensure compliance with all of their legal, regulatory and internal obligations regarding privileged information.

In particular, when the Addressees sell or purchase securities issued by CorpBanca, they shall comply with all the policies, norms and restrictions that may apply even if such purchases and/or sales are effected directly, indirectly or through third parties.

B. Restrictions

Associates and External Advisors that have access to CorpBanca’s and its subsidiaries’ clients, may not sell or purchase, in any title, securities from those clients.

The trades on securities that an associate makes shall not be regular and recurring and in no case such trades may interfere or affect the normal performance of their duties in CorpBanca.

5.2.5 Other Disclosure Requirements and Obligations

For the purpose of informing division managers of the investment operations made by Addressees under their supervision, such operations must be additionally reported to the relevant division manager.

The persons that hold office as directors in any of our subsidiaries’ boards and that also hold a title or position in CorpBanca or in a different subsidiary shall be subject to the policies of the respective Code regarding their office as director in the applicable subsidiary and to this code in their capacity of CorpBanca associates.

5.3 Account Management Agreement Subscription

The Addressees that enter into account management agreements shall communicate such circumstance in writing to the Compliance Officer with a copy of the relevant agreement. Likewise, if they have a valid account management agreement at the moment they start being Addressees of this Code, they shall immediately provide a copy of the relevant agreement.

5.4 Particular Requirements for the Finance Division’s, Treasury Division’s and Commercial Management of Financial Products’ Associates

Pursuant to applicable laws, CorpBanca has a recording system that allows the registration of all the trades effected in the trading desk, for the purposes of solving any issue that may arise.

Trades, confirmations, instructions, recommendations, advisory and any business relationship in the name of CorpBanca must be effected in the trade desk, within business hours as defined by the Finance Division through the communication means authorized by the bank for these purposes. Therefore, it is forbidden to use cellphones to carry out the activities mentioned above or to effect them in places different from the trading desk’s premises. All the above must be in compliance with the Financial Policies Handbook.

The trades regarding sale and purchase orders shall be made in the order of precedence, without giving a preferred treatment or other benefits to proprietary trades of directors, External Advisors, key executives or Associates, in detriment of our clients’ orders.

Trading desk operators may not perform directly in the market their own financial trades. These must be effected by a different operator and informed to their supervisor of at least a manager’s level and in compliance with this Code.

They shall refrain from acting in their own benefit before carrying out a client’s order when they possess knowledge regarding such client’s transactions. They shall also refrain from inducing a client to place and order for a trade for the operator’s benefit.

5.5 Particular Requirements for CorpBanca Corredores de Bolsa S.A.’s Associates and for Associates in Wealth Management area.

5.5.1 For the Broker Dealer’s associates:

1. The order of precedence must be complied with, without giving any benefit to orders for proprietary trades of directors, External Advisors, key executives or Associates of the broker dealer, in detriment of our clients’ orders with the same characteristics.

2. The broker dealer’s operators are not allowed to perform directly in the market their own financial trades. These must be effected by a different operator and informed to their supervisor of at least a manager’s level and in compliance with this Code.

3. They shall refrain from acting in their own benefit before carrying out a client’s order when they possess knowledge regarding such client’s transactions. They shall also refrain from inducing a client to place and order for a trade for the operator’s benefit.

5.5.2 For the Wealth Management Division’s associates:

1. The order of precedence must be complied with, without giving any benefit to orders for proprietary trades of directors, External Advisors, key executives or Associates of the Wealth Management division, in detriment of our clients’ orders with the same characteristics.

2. They shall refrain from acting in their own benefit before carrying out a client’s order when they possess knowledge regarding such client’s transactions. They shall also refrain from inducing a client to place and order for a trade for the operator’s benefit.

3. They shall perform their duties considering the investment objectives of the portfolio’s owner.

4. They may not purchase or sell securities of the Bank’s own portfolio to investment management clients or from the later to the Wealth Management division.

5.6 Particular Requirements for the Associates of CorpBanca Administradora General de Fondos S.A.

1. Proprietary investments or redemptions by associates who trade CorpBanca Administradora General de Fondos S.A.’s products and their affiliates, may not be placed or executed by the same associate; they shall be placed and executed by a different associate.

2. They shall refrain from acting in their own benefit before carrying out a client’s order when they possess knowledge regarding such client’s transactions. They shall also refrain from inducing a client to place and order for a trade for the operator’s benefit.

3. CorpBanca Administradora General de Fondos S.A.’s associates shall refrain from trading for their own benefit with securities acquired or transferred by CorpBanca Administradora General de Fondos S.A. on behalf of funds or third parties’ portfolios managed by the same or for its own portfolio, until 5 days after the relevant operation and up to 60 days after regarding low liquidity assets.

4. The existing regulations are complemented by the obligations set forth in the Funds Management Act (No. 20,712), pursuant to the provisions set forth in articles 22 and 23 of the aforementioned act.

Notwithstanding the above, the restrictions set forth in sections 6.5 and 6.6 above are complemented by the obligations set forth in the following regulations:

CorpBanca Administradora General de Fondos S.A.’s General Funds Regulations

CorpBanca Administradora General de Fondos S.A.’s Conflicts of Interest Handbook

CorpBanca Corredores de Bolsa S.A.’s Policy for the Registration, Execution and Assignation of Orders

5.7 Compliance with Article 171 of the Securities Market Act (“SMA”)

5.7.1 Regulation

Article 171 of the SMA sets forth that “the persons that participate in the sale and purchase of securities’ decisions and operations for institutional investors and securities brokers and those that, as a consequence of their position or title have access to privileged information regarding the trades of these entities shall report to their company’s any acquisition or sale of public offering securities(1)5 carried out by them within 24 hours after the relevant transaction. The company shall notify all the transactions carried out by the persons indicated above to the Superintendence, in the opportunity and in the way determined by the same, when such transactions reach an amount equivalent to 500 Unidades de Fomento.”

5.7.2 Subjects of this Regulation

The Compliance Division’s management shall keep an updated list of the associates, areas and positions that shall be subject to comply with these norms within CorpBanca (the “Addressees”).

The Compliance Division’s management shall also analyze periodically the new areas or positions that may be created within CorpBanca, for the purpose of maintaining the relevant list up to date and to ensure that all Addressees are aware of these requirements and of the way of complying with them.

This obligations shall be informed to the relevant associate by means of an email, by which it shall be explained in detail their responsibilities and obligations pursuant to article 171 of the SMA.

Exhibit No. 7 details the areas and positions subject to these disclosure obligations.

The obligations described in this procedure shall remain in force even if the Addressee hires a discretional portfolio manager.

5.7.3 The Registry

For the purposes of complying with these regulations, the Compliance Division’s management shall keep monthly records of the transactions with securities listed in article 171 of the SMA, considering the information requested by the norm and the one that is necessary for the performance of their duties.

5.7.4 Relevant Securities

The persons bound by article 171 shall inform all public offering transactions carried out by them (excluding those involving time deposits, dollar sport and forward, as they are not public offering securities). The list of securities is comprised by different types of instruments, namely:

•	Capital stock simultaneous;

•	Notes;

•	Pershing;

•	Pacts;

•	Mutual Funds’ and Investment Funds’ shares (including direct investments in General Fund Managers);

•	IIF, Commercial Paper and other fixed rent instruments.

•	ETFs.

5.7.5 The Process

1. Each of the Addressees set forth in Exhibit No. 7 shall send notice of the sale and purchase of securities made within a 24-hour term to the following email: eticayconducta@corpbanca.cl. The addressees may attach the securities’ sale/purchase invoice or any other document evidencing the transaction. If the relevant securities are capital stock, it is necessary to use the Sale and Purchase of Shares Exhibit applicable to the transaction.

2. The Compliance Division’s management shall validate that all the associates that carried out transactions within a relevant month, informed such transactions within 24 hours after their materialization.

For such transactions with capital stock, the associates shall, as always:

Comply with blackout periods that may apply.

Comply with the minimum stay periods of 30 and 90 days (shares not issued by CorpBanca and shares issues by CorpBanca, respectively).

[5]	Shares, call and put options, notes, debentures, shares in mutual funds and, in general any credit or investment security. Time deposits and securities from institutions and entities referred to in sub section 2, 3 and 4 of Section 3 of the Securities Market Act are excluded.

5.7.6 Responsibilities

- Each one of the Addressees (pursuant to Exhibit No. 7) shall be individually liable of complying with article 171 of the SMA. The above, notwithstanding their obligation to comply with the Code of Conduct in the Securities Market and other regulations that may apply.

- The Compliance Division’s management shall be responsible of managing and updating the list of the persons mentioned above and of receiving and channeling the information related to all acquisitions or disposition of securities made by Addressees, who shall be obliged to provide such information within 24 hours after the relevant transaction.

- The Compliance Division’s management shall inform the SVS, in the way and on the terms indicated in Circular No. 1,237 of the transactions carried out by these persons, each time such transactions reach the equivalent of 500 Unidades de Fomento.

6.	Communication Procedures

- All communications and information detailed in this code shall be filed by the Compliance Division, following procedures that guarantee its confidentiality.

- All communications and information sent to the Compliance Division in accordance to the provisions hereto, are subject to strict confidentiality, in a way such that they may only be used for the performance of their duties.

- If an Associate receives instruction conflicting with the principles and norms set forth in this Code, such Associate shall disclose this circumstance to the Compliance Officer or to a member of the Compliance Committee, through the channels set forth in the General Code of Conduct.

7.	Acknowledgment and Acceptance of, and Compromise with the Code of Conduct in Securities Market

All CorpBanca Associates and External Advisors declare to have read and understood this Code of Conduct in the Securities Market and undertake to strictly comply with its contents by signing Exhibit No. 5 “Acknowledgement and Acceptance of and Compromise of the Code of Conduct in the Securities Market”.

The Human Resources Division is responsible for distributing, receiving and safeguarding such exhibit, as well as providing all associates with a complete copy of this Code upon joining CorpBanca.

8.	Failure to Comply and Sanctions

Failure to comply with any of the standards contained in this Code shall be perceived as a breach of the obligations of loyalty and diligence that all associates have towards CorpBanca. The Compliance Committee shall acknowledge and/or issue a statement regarding the measures adopted and compromises undertaken by the supervisor on a Management’s level of the area in which the issue/complaint arose. Likewise, the Compliance Committee may propose to the Bank’s management, the sanctions it deems should be applied when the relevant supervisory unit does not comply with the compromises undertaken for resolving the issues/complaints.

Failure to comply with this Code is also considered a violation of an associate’s employment contract, which may give rise to a verbal or written warning or even termination of the contract, notwithstanding any civil and criminal sanctions appropriate based on current law, based on the nature and gravity of the events and the consequences to CorpBanca and the market in general.

In addition, it is necessary to note that pursuant to the applicable law, non compliance with the SMA may be administrative or criminal offenses. Any non compliance with the SMA that does not have a special sanction assigned, may be administratively sanctioned by the SVS, either by censorship or fines.

Notwithstanding the above, certain conducts like the ones related to privileged information, among others, are considered criminal offenses and sanctioned with fines and with imprisonment as well as disqualification to hold office of director, administrator, manager or liquidator of a publicly held corporation or of any other company or entity that issues securities of public offering or that is subject to the oversight of the SVS, SBIF or of Pension Funds Managers.

It is noteworthy that the fact of providing false information to the SVS can also constitute a criminal offense. Additionally, non compliances with the SMA may also entail civil responsibility for the offender. Such responsibility translates into the indemnification of all damages caused to those affected by the criminal offense. The issuer, its directors and main executives, shareholders and contractual counterparties of the offender may be considered as affected parties of the criminal offense.

9.	Disclosure and Validity

This Code is presumed to be known as from the moment it is duly disclosed in the Intranet. Its validity shall be indefinite. The same rule shall apply to any amendments hereto.

Exhibit 1: Persons Subject to the Code of Conduct in Securities Market.

Area	Position
Senior Management	Directors that depend directly from the Chief Executive Office, General Managers, Division Managers and the Bank’s and Subsidiaries’ Managers.

The Bank’s and its subsidiaries’ External Advisors that participate in the preparation of the financial statements.

Interim Managers, in connection with the areas subject to this Code, while they hold their positions.

New York Branch	Associates that depend directly from the Chief Executive Officer of the New York Branch. - All the associates of the Controller Area. - Chief Executive Officer of the Broker Dealer.

Back Office

Control Division Management	- Sub Managers – Head of the Department of Audit, Financial Risk and management.

Compliance Division Management	- Ethics/Conduct Area. - Compliance Sub Managers.

Legal Services Division Management	- Head attorneys. - Senior attorneys working in Commercial Banking businesses. - Attorneys. - Environmental Officer. - Division secretary.

Finance Operations and Subsidiaries Management	- Sub Managers. - Chiefs of Departments.

Companies’ Risk Credit Division Management	- Credit Risk Sub Managers. - Assets Classification and Control Sub Managers. - Head of Credit Risk Analysis Large Companies.

High Net Worth Division

- Private Banking Sub Managers.

- Wealth Management Sub Managers.

- High Net Worth Coordinator.

- Banker Executive.

- Private Banking’s Clients Executive.

- Private Banking’s Clients Senior Executive.

- Senior Investment Executive.

- Wealth Management Investment Manager.

- Wealth Management Senior Investment Manager.

Basel Finance and Risks Division Management	All associates that are part of the: - Accounting Division Management, - Credit Risk Division Management, - Economic Capital Division Management, and - Investors Relations Division Management.

Planning and Development Division Management	All associates that are part of this Division.

Front Office

Finance and International Division	- Sub Managers and Chiefs of Capital Markets. - Liquidity and Chiefs of Financial Management. - Balance and Liquidity Management Operators. - International Executives. - Division Secretaries.

Treasury Division	All associates that are part of this Division.

Wholesale Banking Department:	All associates that are part of this Division.

Commercial Office of Financial Products

Large Companies Division	- Sub Managers. - Large Companies Executives. - Bankers and Corporations Executives.

CorpLegal S.A. Division	- Operations Sub Managers. - Chief Attorneys. - Management Control Analysts.

CorpBanca Asesorías Financieras S.A.	- Business Sub Management. - Business Executives. - Business Analysts. - Equity Capital Markets Analysts.

CorpBanca Corredores de Bolsa S.A.	All associates that are part of this Subsidiaries.

CorpBanca Administradora General de Fondos S.A.	All associates that are part of this Subsidiaries.

SMU Corp S.A.	- Sub Managers.

In addition to the above, all the persons working under direct supervision of the Bank’s directors or managers that, as a consequence of their positions, have access to relevant information in their respective areas, are considered Addressees hereto. The chief of each division shall be responsible of determining if the persons under their supervision have access to reserved or privileged information.\

Exhibit 1-B: Persons Bound by the Code of Conduct in the Securities Market

Besides those persons listed in Exhibit 1-A, the following persons are also bound to inform their operations with Corpbanca’s shares:

- spouse;

- minor children subject to parental authority, as well as their adult children that economically depend from them;

- all persons residing in their domicile;

- entities of any type in which the Addressees, spouse, minor children subject to their parental authority, and adult children that economically depend from them have direct or indirect control of 5% or more of the stockholding of the relevant entity;

- entities of any type in which the Addressees, spouse, minor children subject to their parental authority, and adult children that economically depend from them hold the position of Chief Executive Officer;

- any other person or entity that performs operations representing the above mentioned persons or entities.

Exhibit 2: Disclosure Form: Participation in Companies by Property and Management.

English Translation

CORPBANCA

Exhibit 2. Disclosure Form: Participation in Companies by Property and Management

Declarant Information

NAME	TAX ID	POSITION	DATE

I. Direct participation in Companies by Property

Legal name of the Company	Tax ID	% Participation	Name of the participant

Indicate the Companies in which the declarant, spouse and any minor children have any direct participation in 5% or more of the Companies’ property.

II. Indirect participation in Companies by Property

Legal name of the Company	Tax ID	% Participation	Name of the participant

Indicate the companies in which the declarant, spouse and any minor children, have any indirect participation with 5% or more of the Companies’ property.

III. Direct participation in Companies by Management

Legal name of the Company	Tax ID	% Participation	Name of the participant

Indicate the Companies in which the declarant, spouse and any minor children hold the position of CEO.

IV. Historic Record

Name	Date of Birth	Tax ID	Kinship	Living in the same domicile Yes / No

Indicate the antecedents of the declarant spouse and minor children. Additionally, include the information of any person who lives at the same domicile.

SIGNATURE

Exhibit 3: Disclosure Form: Sale and Purchase of Shares not issued by CorpBanca.

English Translation

CORPBANCA

Exhibit 3. Disclosure of Sale and Purchase of shares not issued by CorpBanca

Declarant Information

NAME	TAX ID	POSITION	DATE

I. Direct financial investments

Date of Purchase	Date of Sale	Issuer	Form of Title	Number	Price	Amount of the investment

Include direct investments made by the declarant as a natural person.

II. Indirect financial investments

Date of Purchase	Date of Sale	Issuer	Form of Title	Number	Price	Amount of the investment	Investor

Include indirect investments made by spouse, minor children and/or related third parties (natural persons and companies).

SIGNATURE

Exhibit 4: Disclosure Form: Sale and Purchase of Shares issued by CorpBanca.

English Translation

CORPBANCA

Exhibit 4. Disclosure of Sale and Purchase of shares issued by CorpBanca

Declarant Information

NAME	TAX ID	POSITION	DATE

I. Direct financial investments

Date of Purchase	Date of Sale	Issuer	Form of Title	Number	Price	Amount of the investment

Include direct investments made by the declarant as a natural person.

II. Indirect financial investments

Date of Purchase	Date of Sale	Issuer	Form of Title	Number	Price	Amount of the investment	Investor

Include indirect investments made by spouse, minor children and/or related third parties (natural persons and companies).

SIGNATURE

Note: The delivery of information included in this form not substitute the liabilities and covenants imposed by the Chilean law, among others, the obligation to report directly and personally the purchase of CorpBanca securities to the Superintendence of Securities and Insurance.

Exhibit 5: Acknowledgement and Acceptance of, and Compromise with the Code of Conduct in Securities Market.

English Translation

CORPBANCA

Exhibit 5. Acknowledgement and Acceptance of the Code of Conduct in the Securities Market

Santiago,             ,         .

Mr. (Mrs.)                             , identity card No.                     , hereby acknowledges and agrees to abide by the “Code of Conduct in the Securities Market”, which is part of a set of mandatory rules of conduct and actions that Directors of CorpBanca, Directors of Subsidiaries and External Advisors must comply with in the performance of their functions. The Code of Conduct in the Securities Market supplements the General Code of Conduct, internal and external rules, and applicable laws.

The Directors and the External Advisors commit to remain aware of any updates to the Code and any other changes to the document. In order to do so, they should consult the Code at least quarterly on the Intranet.

This Code does not replace any responsibilities and obligations related to labor contracts and those imposed by Chilean law to each person. Therefore, people are not released to inform relevant to regulatory bodies.

SIGNATURE	TAX ID

Exhibit 6: Regulations to prevent and to fight the use of privileged information and market manipulation.

RULES TO PREVENT AND COMBAT THE USE OF

PRIVILEGED INFORMATION AND MARKET MANIPULATION

REGULATION COMMITTEE

SANTIAGO STOCK EXCHANGE, SECURITIES EXCHANGE

SELF – REGULATION COMMITTEE

ELECTRONIC STOCK EXCHANGE, SECURITIES EXCHANGE

APRIL 2009

INTRODUCTION	I

I. INTRODUCTION

The Regulation Committee of the Santiago Stock Exchange and the Self-Regulation Committee of the Chilean Electronic Stock Exchange have prepared this document with rules aimed at preventing the use of privileged information and market manipulation.

The rules contained in this regulation compile, order and complement the legal, regulatory and operational provisions related to the subject. In addition, standards of good practice that the Committee considers relevant to combat and prevent the use of privileged information and market manipulation are incorporated. To enhance the provisions contained in this document, other countries’ regulations have been studied, as well as known case law from domestic and foreign courts.

This document begins describing the objectives of this type of regulation (Chapter II), and then establishes the definitions to be used in interpreting and applying its rules (Chapter III). Next, duties of conduct and prohibitions related to the use of privileged information and market manipulation are established (Chapters IV and V respectively), as well as prevention mechanisms concerning the establishment of labor divisions and other means of protection of privileged information necessary to deter the unauthorized use of privileged information (Chapter VI). Finally, enforcement mechanisms and requirements for training and supervision which are fundamental for its proper dissemination and effectiveness are established (Chapter VII).

In all chapters rules are set forth and framed in text boxes, followed by one or more of the following headings:

•	SOURCES: establish the regulatory, self-regulatory or doctrinal legal basis, national or comparative, in which the rules were inspired. Sometimes the established rules are a mere repetition of current regulations, and in other situations, an adaptation of them. These adaptations can often include persons and situations not originally considered by the legal or regulatory provisions that served as inspiration for the rules.

•	COMMENTS: endeavor to provide a rational explanation of the rules and additional information regarding scope and details when a more extensive treatment is justified.

•	EXAMPLES: primarily intended to provide a concrete illustration of the rules or certain comments. The examples are not exhaustive with respect to the application of the rules to potential actions or situations. Thus, the examples given for a rule only relate to the relevant requirements of that rule, so that the example assumes the concurrence of the other necessary requirements applicable to the behavior or situation referred to in the rule.

The guiding idea is that this system is enhanced over time to reflect applicable experience through the incorporation of new rules, comments or examples or the modification of the existing ones.

The Committee proposes that these rules be adopted as internal standards by all broker-dealers, the “broker-dealers”. To achieve greater efficiency in applying the rules contained in this document, the Committee recommends that they also be applicable to companies registered in the Securities Registry and whose securities are traded on the Santiago Stock Exchange and Chilean Electronic Stock Exchange, the “issuers”.

The Committee understands that there may be broker-dealers or issuers that, by their size, business model or nature do not find it possible to apply some of these rules, in which case they must take all reasonable and equally effective safeguards in order to meet the aims of this regulation on the use of privileged information and market manipulation. Notwithstanding the foregoing, the Committee considers that by their nature, some activities require special duties of care to fulfill these rules, hence broker-dealers or issuers must have the appropriate means to avoid violation of the provisions contained herein.

II. PURPOSE OF THE REGULATION

1. TRANSPARENCY, FAIRNESS, COMPETITIVENESS, ORDER, UNITY, SAFETY AND MARKET EFFICIENCY.

SOURCES: Sections 39 and 44 of the Securities Markets Act.

COMMENTS:

The legal and administrative regulations applicable to the securities markets establish rules that target the achievement of transparency, fairness, competitiveness, order, unity, safety and market efficiency, in order to protect the public faith and constitute a fair and developed market.

These purposes are relevant to the interpretation of the rules in force.

2. INVESTOR EQUALITY.

SOURCE: Section 44 of the Securities Markets Act.

COMMENTS:

In the field of information, this purpose sets forth the principle that all investors have equal access to the information that is important to their investment decisions, and specifically concerns those who have potential informational advantage as a result of their position, activity or relationship.

3. CONFIDENCE IN THE MARKET.

SOURCES: Sections 4 and 23 of the Securities Markets Act.

COMMENTS:

The public offering of securities is addressed to the general public or to certain specific sectors or groups. The existence of sound practices within the market allows its participants to act with confidence that others do not have privileged information about the company.

The rules not only aim to create fairness in securities trading, but also to ensure institutional trust.

4. PRICING OF THE TRADED SECURITIES THROUGH THE FREE CONTACT BETWEEN SUPPLY AND DEMAND.

SOURCES: Section 126 of the Rules of the Santiago Stock Exchange; Section 122 of the Rules of Operations of the Electronic Stock Exchange; and Section 17 subsection 2 of the Code of Ethics of the Electronic Exchange.

COMMENTS:

It is intended that no agreements, actions or negotiations expressly, tacitly or implicitly limit the establishment of market prices.

Also, all operations must have a commercial purpose and content and may not be an instrument to set prices.

5. THE CONDUCT OF TRANSACTIONS BY THE BROKER-DEALERS WITH LOYALTY, HONESTY AND IN THE BEST INTEREST OF CUSTOMERS.

SOURCES: Section 24, subsection 3 and 44 a), numbers 1, 2, 3 and 5, and g) of the Securities Markets Act; and Section 2.2. of the Recommendations of the Regulation Committee.

COMMENTS:

In their brokerage activities, broker-dealers must ensure that the performance of their duties is governed by the principles of loyalty and honesty to their customers. The principle of honesty requires that they act with rectitude and integrity; loyalty requires conduct that honors the trust the customer places in the broker-dealer as an expert professional who can be trusted. Thus, for example, conflicts of interest that arise in the exercise of broker-dealers’ functions shall always be resolved in favor of customers.

6. A GOOD AND EFFICIENT MANAGEMENT OF THE FUNCTIONS OF THE ISSUERS’ DIRECTORS, OFFICERS, PRINCIPAL EXECUTIVES AND EMPLOYEES IN GENERAL, SO THAT THE INTEREST OF THE COMPANY AND ITS SHAREHOLDERS IS ALWAYS ABOVE THEIR PERSONAL INTERESTS.

SOURCES: Section 42 numbers 1, 5 and 6, 43 and 44 of the Securities Markets Act.

COMMENTS:

This provision states that conflicts of interest that arise in the corporations are always resolved in favor of the company and its shareholders, over the interests of the directors, managers, principal executives and employees.

7. THE PROTECTION OF INVESTORS WITH RESPECT TO FRAUD AND OTHER ILLEGITIMATE PRACTICES.

SOURCES: Section 44 b) and 55 of the Securities Markets Act; and Section 42, number 9 of the Corporations Act.

COMMENTS:

This rule establishes a duty of care to protect the interests of customers and investors against fraud and other abuses.

III. DEFINITIONS

1. PRIVILEGED INFORMATION.

PRIVILEGED INFORMATION IS ANY INFORMATION:

A.	REFERRING TO ONE OR MORE ISSUERS, THEIR BUSINESS OR ONE OR MORE SECURITIES ISSUED BY THEM;

B.	OF A PRECISE CHARACTER;

C.	NOT DISCLOSED TO THE MARKET; AND,

D.	WHICH KNOWLEDGE, BY ITS NATURE, IS ABLE TO AFFECT THE VALUE OF THE ISSUED SECURITIES.

SOURCES: Section 164 of the Securities Markets Act; and Section 1 of the Directive 2003/124 of the European Union.

COMMENTS:

For information to be deemed privileged, it must possess the following characteristics:

a.	Information related to one or more issuers of securities, their businesses or one or more securities issued by them.

The information may relate to any aspect of the issuer, such as economic, legal or financial. Included within the information related to an issuer or its business is information that is related to an issuer’s subsidiaries, parent or group companies to which it belongs, to the extent that such information is relevant for the issuer.

EXAMPLES:

- Knowledge about the change of control of an issuer.

- Knowledge of extreme difficulties in obtaining an essential supply for ordinary operation.

- Knowledge of a tax contingency that will generate a large loss in the parent or in a subsidiary of an issuer.

b.	Preciseness of the information.

For an information to be deemed privileged, it should be precise, that is, concrete enough to allow a conclusion to be reached about its possible effect on trading prices of the issued securities.

SOURCE: Section 1 of the Directive 2003/124 of the European Union.

EXAMPLES:

- Due to lack of precision, the knowledge that an international company seeks to invest in Latin America is not privileged information.

- A rumor in the market that lacks known source, indicating that an unspecified investor of relevance is interested in acquiring a major stake in a listed company is not privileged information.

c.	Disclosure to the market.

It is understood to have been disclosed to the market if the information is available to the general public. Thus, it is understood that the information is available to the general public in the following cases:

- if it has been disclosed by the Superintendent of Securities and Insurance or the stock exchanges through the regular channels by which information is disclosed to the market;

- if it has been disclosed through a medium of extended and known dissemination;

- if it is a public or known fact; or,

- if it can be obtained by analysis or development of other information available to the general public.

In assessing the moment from which information may be considered available to the general public, it should be taken into account, among other circumstances, whether it has been disclosed in full, through an effective medium easily accessible to the investing public.

SOURCES: Sections 10 and 164 of the Securities Markets Act; Selective Disclosure and Insider Trading Rules, Securities and Exchange Commission (US); Criminal Justice Act 1996, c.36, s.58 (UK); and The Code of Market Conduct, FSA, 1.2.12. (UK).

EXAMPLES:

The following is not privileged information:

- information contained in an “essential fact” communicated through the website of the Superintendent of Securities and Insurance.

- information contained in a press release or an insert in a newspaper of national circulation.

- the flooding of the main production plant of a company whose shares are traded on the stock exchange if the press has informed the public in terms that anyone can understand; on the contrary, unpublished flood effects may be privileged information to the extent they are worse than you would expect in that situation.

- Personal analysis made by an investor on the basis of the Ficha Estadística Codificada Uniforme (Uniform Encoded Statistical Form) and press releases issued by an issuer.

d.	Ability to influence the price of the securities issued

To assess whether information has the ability to influence the market price of the securities issued, it must be determined whether a knowledgeable investor would have considered it relevant to his or her investment decision. The ability of information to influence the price of securities issued must be assessed from the perspective of an investor prior to the disclosure.

It should be noted that the determination of whether information has the ability to influence the price of securities issued varies depending on whether the circumstances make it relevant to investment decisions. In this sense, there are certain events or situations that may constitute particular privileged information on some issuers but not others.

Under Chilean law, without prejudice to what can be established in this regard by the self - regulation of companies, the ability of information to influence the trading of securities is not limited to discrete events giving rise to black out periods or temporary periods in which securities trading is permitted for those who by their position may have privileged information. This system is based on the principle that potentially privileged information could be found at any time, so the determining factor is the actual existence of such information.

EXAMPLES:

- Knowledge of a merger negotiation between two companies, although it ultimately does not materialize.

- Knowledge of the rates for the next five years of a service company regulated by a governmental authority, prior to its disclosure by the competent authority.

- The knowledge, prior to its disclosure, of positive or negative results not predicted by information previously disclosed or whose antecedent facts are not public and substantively alter the expected results of the company.

- The alteration of previously reported results or changes in earnings estimates made by the issuer.

- Execution of reorganizations, including among others, mergers, divisions, transfers of assets or material acquisitions.

- Significant changes in the main activities of the company or in the composition of assets, even if this does not imply an amendment to its by-laws.

- Knowledge of facts that may lead to litigation, disputes or sanctions and significantly affect the company or business group to which they relate.

- Knowledge of insolvency of relevant debtors.

- Knowledge of facts concerning the company’s or its competitors’ business that may influence in a material way the long term results of the company.

SOURCE: Section 164 of the Securities Markets Act; and Section 1 of the Directive 2003/124 of the European Union.

2. RESERVED INFORMATION.

RESERVED INFORMATION IS INFORMATION THAT:

A.	IS RELATED TO CERTAIN FACTS OR PRECEDENTS RELATED TO PENDING NEGOTIATIONS;

B.	IF RELEASED MAY HARM SOCIAL INTEREST; AND,

C.	IS LABELED AS SUCH WITH THE APPROVAL OF THREE QUARTERS OF THE DIRECTORS OR BY ALL MANAGERS FOR THOSE ISSUERS NOT MANAGED BY A BOARD OF DIRECTORS OR OTHER SIMILAR BODY.

SOURCES: Section 10 of the Securities Markets Act; and General Rule No. 30 of the Superintendent of Securities and Insurance.

EXAMPLES:

- Information sent in reserved character by an issuer to the Superintendent of Securities and Insurance referred to the existence of negotiations for the merger, acquisition or sale of the company.

- Information sent in reserved character by a company to the Superintendent of Securities and Insurance regarding the existence of negotiations for the execution of a long term contract of sale of goods or services for a significant amount.

3. ESSENTIAL INFORMATION.

ESSENTIAL INFORMATION IS THAT WHICH A KNOWLEDGEABLE MAN WOULD CONSIDER IMPORTANT FOR HIS INVESTMENT DECISIONS.

SOURCES: Section 9 of the Securities Markets Act; and General Rule No. 30 of the Superintendent of Securities and Insurance.

COMMENTS:

Events that may be deemed as essential information should have the potential to significantly affect the results or other form of valuation of the company.

EXAMPLES:

- Facts related relation to the assets, liabilities and equity of the issuer, such as:

•	Significant decrease in the value of the assets of the company, arising from the deterioration of the financial situation of the main debtors or entities in which it has investments, or due to losses, deterioration or obsolescence of inventories and fixed assets, or other similar causes.

•	Contingencies that can significantly affect, positively or negatively, assets or equity of the company, such as lawsuits, claims for monopolistic activities, labor disputes, granting guarantees in favor of third parties or in favor of the company by third parties, or other similar events.

•	Execution of agreements or conducting negotiations with major debtors that affect income or the value of current assets.

•	Significant changes in interest rates, terms or conditions of debts, credit capitalizations or partial or total cancellation of debts, all resulting from negotiations or execution of payment agreements with creditors.

- Facts related with the business and activities of the issuer:

•	Subscription, modification or termination for any reason of contracts or agreements that are important for the company.

•	Partial or complete suspension, for any reason, of material projects.

•	The initiation of new activities or businesses on a significant scale or the making of major investments to expand activities.

•	Significant variations in conditions in the market in which the company participates, related to its size, barriers to entry or exit, product prices, etc.

•	Modifying or exceeding the limits or percentages that current regulations or the company have established with respect to the operations of the company, which amendment, in accordance with current regulations or statutes, requires approval of the shareholders.

- Facts related to the legal and ownership structure of the issuer:

•	Agreement to incorporate subsidiaries or affiliates, except in the case of organizational measures that lack a direct effect on business.

•	Agreements regarding the creation, modification or suspension of preferences, transformations, mergers and divisions of the company.

•	Major changes in the ownership of the company.

•	Significant transfers of shares outside the stock exchange, at prices significantly different from market value.

- Facts related to the management of the issuer, such as the resignation or revocation of a member of the board of directors or the resignation or removal of the general manager.

- Facts related to the execution, amendment or termination of contracts or agreements of any kind with individuals or entities related to the ownership or management of the company, that involve significant amounts or are of relevance for any reason for the business of the company, to the extent that such contract or agent is different from the usual transactions with related individuals or entities.

4. INSTITUTIONAL INVESTORS.

BANKS, FINANCIAL COMPANIES, INSURANCE COMPANIES, NATIONAL REINSURANCE COMPANIES AND FUND MANAGEMENT COMPANIES AUTHORIZED BY LAW ARE INSTITUTIONAL INVESTORS.

THOSE ENTITIES INDICATED BY THE SUPERINTENDENT OF SECURITIES AND INSURANCE WILL ALSO HAVE THIS CHARACTER.

SOURCE: Section 4 bis of the Securities Markets Act.

5. RELEVANT INVESTOR.

AN INVESTOR, WHETHER AN INDIVIDUAL OR AN ENTITY, IS CONSIDERED RELEVANT TO THE EXTENT THAT THEIR INVESTMENT DECISIONS ARE CAPABLE BY THEMSELVES OF SIGNIFICANTLY INFLUENCING THE INVESTMENT DECISIONS OF OTHER INVESTORS, WITH RESPECT TO SECURITIES IN WHICH THE FORMER PERFORMS THE INVESTMENT OR IN SECURITIES RELATED TO THE SAME.

COMMENT:

There are some investors who, because of their special knowledge, participation or interest in a company or business that the company conducts, are able to significantly influence through their investment decisions the investment decisions of other investors. Some characteristics for purposes of identifying relevant investor are, as examples:

- Professional, economic or property relationship between the investor and the issuer of the securities that are the object of the transaction.

- The performance of the investor in companies that compete directly with the issuer of the securities that are the object of the transaction.

- The amount of the transaction.

EXAMPLES:

- The members of the controlling group, a director or senior executive of an issuer.

- The general manager who works in a company that is direct competitor of the issuer.

- A broker-dealer who performs with his own portfolio significant purchases or sales of shares of a particular issuer.

6. EMPLOYEES AND PROFESSIONALS.

EMPLOYEES OF THE BROKER-DEALERS AND THE ISSUERS RESPECTIVELY INCLUDE ALL PERSONS WHO ARE OR HAVE HAD AN EMPLOYMENT CONNECTION OR RELATIONSHIP, OR A SUBORDINATION AND DEPENDENCE RELATIONSHIP WITH THEM.

LIKEWISE, AND TO THE EXTENT THEY HAVE DIRECT ACCESS TO THE INFORMATION INVOLVED, ALL PERSONS WHO RENDER OR HAVE RENDERED ADVISORY SERVICES TO BROKER-DEALERS AND ISSUERS WILL BE CONSIDERED EMPLOYEES.

SOURCES: Sections 165, 166 and 167 of the Securities Markets Act; Bulletin No. 5301-05 (Bill amending rules of the Corporations Law and the Securities Markets Act, perfecting the precepts governing corporate governance); and Report of the Finance Committee on such bill.

COMMENTS:

A common rule for employees and professionals is established, so to include all those who by reason of their office, position, activity or relationship, whether originating or not in an employment relationship, have or have had access to privileged information.

People who have had access to privileged information by virtue of their office, position, activity or relationship are required to comply with the rules on the use of privileged information even if they leave such office, position, activity or respective relationship.

EXAMPLES:

- A financial analyst who renders advice to an issuer to determine the valuation of the shares in the company.

- A lawyer who advises an issuer to assess the likely legal contingencies that a company may have.

- The general manager of an issuer or operator of a trading desk that had access to privileged information, but that no longer holds that position, is still regarded as an employee for this purpose.

7. RESEARCH DEPARTMENT.

THE RESEARCH DEPARTMENT IS COMPRISED BY ALL PERSONS THAT PREPARE REPORTS, ANALYSIS, ESTIMATES AND RECOMMENDATIONS ON INVESTMENT INSTRUMENTS, PUBLICLY TRADED SECURITIES OR ISSUERS USING PUBLIC DATA.

SOURCE: Section 1 of the Directive 2003/125 of the European Union.

COMMENTS:

A person is part of a research department if participates in preparing reports, analysis, estimates and recommendations on investment instruments, publicly offered securities or issuers using public data, regardless of the position that this person occupies.

8. TRANSACTION DATES.

TRANSACTIONS ARE DEEMED MADE ON THE DATE OF THE PURCHASE OR SALE ORDER OF THE SECURITIES, REGARDLESS OF THE DATE ON WHICH THE ISSUER REGISTERS THE ACQUISITION, TRANSFER OR LIQUIDATION.

SOURCE: Section 165 subsection 4 of the Securities Markets Act.

COMMENT:

The reason for this rule is that the time of completion of operations is especially important to determine if they were made with the use of privileged information or by manipulating the market, as the circumstances or facts and their sequence in time are used to determine the existence of these behaviors.

EXAMPLES:

- The purchase or sale of shares order made by an employee is deemed to be made on the day and time the purchase or sale order is given to the broker-dealer, regardless of whether the registration by the issuer is made the following day because of administrative processes.

- The decision to purchase or sell shares is deemed to offer regardless of whether the registration of shares in the issuer never occurs due to the issuer having sold them before registration.

- The single purchase order may constitute privileged information for the broker-dealer who receives it.

IV. USE OF PRIVILEGED INFORMATION

In the first part of this chapter (Privileged Information: Prohibitions and Duties to Act), prohibitions and duties to act applicable to broker-dealers, issuers, their employees and professionals regarding the use of privileged information are identified. In the second part (Specific Cases of Information Deemed to be Privileged), particular types of information that may constitute privileged information and to which all prohibitions and duties described in the first part of this chapter apply are described.

IV.I. PRIVILEGED INFORMATION: PROHIBITIONS AND DUTY TO ACT.

Broker-dealers, issuers and their employees and professionals who have privileged information:

1. CANNOT USE IT FOR THEIR OWN OR THIRD PARTIES’ BENEFIT, NOR CONDUCT ANY BUSINESS FOR THEMSELVES OR THIRD PARTIES, DIRECTLY OR INDIRECTLY, IN RESPECT OF THE SECURITIES OVER WHICH THEY HAVE PRIVILEGED INFORMATION.

SOURCE: Section 165 subsection 1 of the Securities Markets Act.

EXAMPLES:

- The purchase of shares by the director of an issuer with knowledge that a merger agreement with another company will be signed.

- The sale of shares by an employee of an issuer who is aware of negative operating results of the issuer.

- The sale of shares by a counsel who is the majority shareholder of the issuer and who has knowledge that the issuer will pay a million dollar compensation for the loss of a trial.

- The purchase of shares by an operator from the trading desk of a broker-dealer who has knowledge that a Pension Fund Manager has given orders for the acquisition of such shares.

- The purchase of an issuer’s shares by the financial advisor who has knowledge of a project that has not yet been disclosed to the market.

- The purchase of shares by the manager of an issuer for his minor child, with the knowledge that one of the shareholders of the issuer will make a tender offer to acquire its control.

- The manager of an issuer with privileged information that colludes with a third party to buy shares in the third party’s name so that after the information has been made public, they will share in profit obtained.

2. MUST MAINTAIN STRICT CONFIDENTIALITY REGARDING THE PRIVILEGED INFORMATION, REFRAINING FROM COMMUNICATING IT TO THIRD PARTIES.

SOURCES: Section 165 subsections 1 and 2 of the Securities Markets Act.

COMMENTS:

The confidentiality extends to any form of communication that has the effect, implicitly or explicitly, of communicating privileged information.

EXAMPLES:

- The director of an issuer that tells his spouse and children about the issuer’s merger decision infringes upon the duty to keep the privileged information confidential.

- The advertising manager of an issuer violates the duty to keep the privileged information confidential if he shows to a third party, without it being required, the format of a notice that contains information about a takeover bid which the issuer requested to be designed.

- The commentary that a stock operator of a broker-dealer makes to third parties on a sale order received from the manager of an issuer regarding the manager’s own shares constitutes a breach of the duty to keep the privileged information confidential.

3. CANNOT USE THE PRIVILEGED INFORMATION TO OBTAIN ANY BENEFITS OR AVOID LOSSES, FOR THEMSELVES OR THIRD PARTIES, BY MEANS OF ANY OPERATION WITH THE SECURITIES TO WHICH THE INFORMATION RELATES OR INSTRUMENTS WHOSE RETURN IS DETERMINED BY THOSE SECURITIES.

SOURCE: Section 165 subsection 2 of the Securities Markets Act.

EXAMPLES:

- The purchase of futures by an executive who works for the issuer of such shares, with the knowledge that the company has achieved a technological development that will substantially affect its results.

- The sale of shares in a stock mutual fund that has significant holdings in a particular issuer, executed by an external auditor or an employee of such issuer with knowledge of unpublished negative results of the company.

4. WILL REFRAIN FROM RECOMMENDING THE ACQUISITION OR SALE OF THE SECURITIES OVER WHICH THEY HAVE PRIVILEGED INFORMATION.

SOURCE: Section 165 subsection 2 of the Securities Markets Act.

COMMENTS:

Broker-dealers who have privileged information can make transactions over the securities to which such information relates for third parties not related to them, provided that the order and the specific conditions of the operation come from the client, without advice from or recommendation by the broker-dealer.

SOURCE: Section 165 subsection 3 of the Securities Markets Act.

EXAMPLES:

- Recommendations to purchase stocks made by a stock trader of a broker-dealer who has privileged information to one of its customers, even if he doesn’t state that he is making the recommendation with knowledge of such information.

- The execution of a purchase order by an operator of a broker-dealer who knows that a relevant investor has made the same purchase order is not use of privileged information, provided he does not communicate that fact; but it is if the operator uses that information for himself or others.

- Recommendations to purchase shares made by a director, employee or accountant of an issuer with knowledge of the unpublished results of the company, even if they do not disclose to the third party the cause for their recommendations.

5. SHALL ENSURE THAT COMMUNICATION OF PRIVILEGED INFORMATION OR THE RECOMMENDATION OF ACQUISITION OR SALE OF THE SECURITIES OVER WHICH THEY HAVE PRIVILEGED INFORMATION DOES NOT OCCUR THROUGH THEIR SUBORDINATES OR RELATED THIRD PARTIES.

SOURCE: Section 165 subsection 2 of the Securities Markets Act.

COMMENTS:

All reasonable means must be used so that subordinates or related third parties are conscious of the nature of the information they handle and the safeguards they should take regarding the same.

EXAMPLES:

- The general manager of an issuer that has privileged information must ensure that his secretary is aware that the information she handles due to her function is privileged and that she cannot disclose or make use of it, either for her own or a third party’s benefit.

- An operator of the trading desk that has access to privileged information regarding relevant investors must ensure that an operator that is temporarily hired is aware that the information handled due to his function is privileged and that he cannot make use of it, either for his own or a third party’s benefit.

IV.II. SPECIFIC CASES OF INFORMATION DEEMED TO BE PRIVILEGED.

The particular types of information described in this chapter are considered privileged information both in general and with respect to the occasion explicitly referred thereto. Consequently, all the prohibitions and duties described in the first part of this chapter are applicable to each type of information described in this chapter.

1. RESERVED INFORMATION.

ALL RESERVED INFORMATION CONSTITUTES PRIVILEGED INFORMATION.

SOURCE: Section 164 of the Securities Markets Act.

COMMENTS:

In view of the special nature of the reserved information, it is understood that it is always a kind of privileged information. Consequently, the prohibitions and duties described regarding privileged information are applicable to reserved information.

EXAMPLES:

- Acquisition of shares of an issuer by one of its employees or financial advisors, with knowledge that information on the existence of negotiations for the acquisition of another company has been sent in reserved character by such issuer to the Superintendent of Securities and Insurance.

- Acquisition of shares by the general manager or one of the employees of an issuer that conducts business in the electrical area, with knowledge that reserved information was sent regarding the existence of negotiations for the signing of a long term electricity supply contract.

2. ESSENTIAL INFORMATION.

AS A GENERAL RULE, ALL ESSENTIAL INFORMATION OF AN ISSUER CONSTITUTES PRIVILEGED INFORMATION AS LONG AS IT HAS NOT BEEN SUFFICIENTLY DISCLOSED TO THE MARKET.

COMMENTS:

Essential information, in accordance with the Securities Markets Act, is privileged per se as long as the requirements for such information to be considered as privileged are met, that is, as long as it is information concerning one or more issuers of securities or their businesses or one or more securities issued by them; not disclosed to the market; which knowledge, by its nature, is capable of influencing the price of the securities issued; and has precise character.

Conversely, privileged information is not necessarily essential information. Therefore, there may be relevant information that may be considered privileged, even without having been an essential fact.

EXAMPLES:

- The sale of shares by an employee, with knowledge of the termination of a supply contract with the main customer of an issuer.

- The sale of shares with knowledge of the total suspension of production activities of an issuer due to a strike.

- The purchase of shares of an issuer with knowledge of the incorporation of a subsidiary of an issuer within the framework of a purely administrative restructure of the company is not use of privileged information.

- The purchase of shares by an executive of a mining company, with knowledge of information that is related to preliminary reports, but sufficiently credible, about a higher grade of copper extracted from new veins explored.

3. INVESTMENT INFORMATION OF INSTITUTIONAL INVESTORS.

ALL INFORMATION RELATED TO PURCHASE OR SALE DECISIONS TO BE MADE BY AN INSTITUTIONAL INVESTOR IN THE MARKET IS CONSIDERED PRIVILEGED.

SOURCE: Section 164 of the Securities Markets Act.

COMMENTS:

In view of the nature and amounts generally involved in transactions made by institutional investors, it is understood that their investment decisions are always a kind of privileged information, and it always qualifies as privileged information about their investment decisions.

EXAMPLES:

- The purchase of shares of an issuer with knowledge of the decision of a mutual fund manager to increase the current position of one of its funds in shares issued by such issuer.

- The execution of shares derivative contracts of an issuer, with knowledge of the decision of a bank to increase its long position in the shares.

- The sale of shares of an issuer with knowledge of the decision of a Pension Fund Manager to reduce its current position in shares issued by such issuer.

4. RELEVANT INVESTORS’ INVESTMENT INFORMATION.

ALL INFORMATION RELATED TO INVESTMENT DECISIONS TO BE MADE BY A RELEVANT INVESTOR IN THE SECURITIES MARKET IS CONSIDERED PRIVILEGED.

COMMENTS:

The knowledge of certain transactions made by relevant investors may impact the investment decisions of investors in general because it can be taken as an indication of a positive or negative perception of the business.

Conversely, routine transactions made by such investors, corresponding to a continuous investment decision, do not necessarily constitute privileged information.

EXAMPLES:

- The decision to purchase shares of an issuer by a broker-dealer for a customer or the broker-dealer’s own portfolio, with knowledge that the CEO of an issuer has placed orders in the same direction.

- The decision to sell shares by an operator from the shares trading desk of a broker-dealer, with knowledge that the same broker-dealer placed an order to sell a high volume of shares, that is expected to affect the stock price in the market.

5. REPORTS, ANALYSIS, ESTIMATES AND RECOMMENDATIONS OF THE RESEARCH DEPARTMENTS.

KNOWLEDGE OF REPORTS, ANALYSIS, ESTIMATES AND RECOMMENDATIONS MADE BY THE RESEARCH DEPARTMENT, WHETHER MEANT TO BE DISCLOSED TO THE GENERAL PUBLIC OR TO ONE OR MORE CUSTOMERS IN PARTICULAR, BEFORE PUBLIC DISCLOSURE, IS CONSIDERED PRIVILEGED INFORMATION.

SOURCES: Investment Adviser Codes of Ethics, Securities and Exchange Commission (US); NASD Rule 2711 (g); and NYSE Rule 472 (e).

COMMENTS:

Employees of the research department of a broker-dealer should refrain from taking personal positions in securities or financial instruments over which specific analyses are being conducted, from the time at which the preparation of the report, analysis, assessment or recommendation is started and for up to two days after it is released.

The abstention mentioned in the preceding paragraph shall not apply when the position taken originates in commitments or rights previously acquired or on hedging transactions with these commitments, as long as the decision to enter into such transaction was not based on knowledge of the report results.

EXAMPLES:

- The decision to purchase shares of an issuer by an operator of a broker-dealer, either on his own behalf or for the portfolio of the broker-dealer, with knowledge that a report is being prepared by the research department recommending the acquisition of such securities.

- An employee of the research department violates his duty to maintain confidentiality regarding the report prepared on an issuer if, prior to its disclosure, he tells a shares desk operator that it is beneficial to the issuer.

- The research department’s employee violates his duty not to recommend securities for which he is making a report if, without reference to its contents, he recommends that a third party sell the shares of the issuer that is subject of the report.

V. MARKET MANIPULATION

Below are the prohibitions and duties to act applicable to broker-dealers and to issuers, their employees and professionals in relation to market manipulation behaviors:

1. NO TRANSACTIONS IN SECURITIES CAN BE MADE TO STABILIZE, SET OR CHANGE PRICES ARTIFICIALLY.

SOURCES: Section 52 of the Securities Markets Act; Section 3.3.2. of the Recommendations of the Regulatory Committee; Section 65 of the Regulations of the Santiago Stock Exchange; Section 63 of the Rules of Operations of the Electronic Stock Exchange; and Section 37 of the Handbook of Rights and Obligations of Broker-dealers of the Santiago Stock Exchange.

COMMENTS:

There are some exceptions to this provision, such as:

- Broker-dealers may carry out activities to stabilize prices in securities according to the general rules enacted by the Superintendent of Securities and Insurance, and only to carry out a public offering of new securities or previously issued securities which have not been publicly offered.

SOURCE: Section 52 of the Law on Securities Market.

- Activities of market-making may be conducted in order to provide liquidity to the stock market and in the open market so long as they are executed without the objective of ensuring market presence or a certain level of prices of the traded securities, subject, in any case, to the rules governing that activity.

SOURCES: Circular No. 1,644 of the Superintendent of Securities and Insurance; and Regulation Market-Maker of the Santiago Stock Exchange.

EXAMPLES:

- Purchases or sales of stocks at market close with the sole purpose of artificially altering the closing price of the shares and with the effect of misleading investors acting on the basis of closing prices.

- Purchases and sales of a certain stock with the sole purpose of showing movement in its price.

2. CANNOT CONDUCT TRANSACTIONS OR INDUCE OR ATTEMPT TO INDUCE THE PURCHASE OR SALE OF SECURITIES, WHETHER COVERED OR NOT BY SECURITIES MARKETS ACT, THROUGH ANY ACT, PRACTICE, MECHANISM OR ARTIFICE, IF THEY KNOW OR SHOULD REASONABLY KNOW THAT IT IS MISLEADING OR DECEPTIVE.

SOURCES: Section 53 subsection 2 of the Securities Markets Act; Section 67 of the Regulations of the Santiago Stock Exchange; Section 38 of the Handbook of Rights and Obligations of Broker-dealers of the Santiago Stock Exchange; and Section 65 of the Rules of Operations of the Electronic Stock Exchange.

EXAMPLES:

- A request made by the manager of an issuer with low market presence to a third party so that the same day the latter buys shares of the issuer at a high price, causing its price to artificially increase, with the sole purpose of liquidating a derivative instrument on such shares at a convenient price.

- The recommendation by a broker-dealer to invest in a stock fund which by its nature involves unpredictable risks, if the broker-dealer indicates that the variables that affect its price are predictable.

- The operator of the shares desk of a broker-dealer who repeatedly places purchase orders, without executing them, for the sole purpose of giving a false impression of the existence of a strong demand.

3. CANNOT PLACE ORDERS, QUOTES OR FICTITIOUS OR SIMULATED TRANSACTIONS.

SOURCES: Section 53 of the Securities Markets Act; Rule 66 of the Santiago Stock Exchange; Section 37 of the Handbook of Rights and Obligations of Brokers of the Santiago Stock Exchange; and Section 64 of the Rules of Operations of the Electronic Exchange.

EXAMPLES:

- A broker-dealer who performs fictitious or simulated transactions with its main partner for the sole purpose of achieving greater market presence.

- The operator of a broker-dealer conducts fictitious transactions if he purchases and sells shares, in collusion with the operator of another broker-dealer, without the intention to carry out a transaction that alters his initial position in the shares.

- The improper use by a broker-dealer of a direct order in order to artificially set market prices.

4. CANNOT TAKE ANY ACTION OR DISCLOSE INFORMATION, NEWS OR FAKE, DECEITFUL OR TENDENTIOUS RUMORS, WITH THE INTENTION TO MISLEAD THE MARKET, EVEN IF THERE IS NO INTENT TO OBTAIN ADVANTAGES OR BENEFITS FOR THEMSELVES OR THIRD PARTIES.

SOURCES: Section 61 of the Securities Markets Act; Section 67 of the Regulations of the Santiago Stock Exchange; Section 17 of the Code of Ethics of Electronic Exchange; Bulletin No. 5301-05 (Bill amending rules of the Corporations Law and the Securities Markets Act, perfecting the precepts governing corporate governance); and Report of the Finance Committee on such bill.

EXAMPLES:

- The manager of an issuer who states that he has reached an agreement to divide the company in which he works, when this is not true or is a mere proposal to the board of directors of the company.

- The broker-dealer that sends an email to all of its customers informing them that a foreign company plans to make a takeover bid for a local company, when it received the information as a rumor.

- The manager of a reporting issuer that maliciously informs others about the positive financial situation of the company in which he operates, before selling his shares in the company.

- The information given to the public that a meeting with representatives of a major foreign firm is for the negotiation of the participation of the latter in the business, when the meeting was for courtesy purposes only.

5. CANNOT ADVERTISE, DISTRIBUTE PROPAGANDA OR BROADCAST, BY ANY MEANS, STATEMENTS, REFERENCES OR REPRESENTATIONS THAT MAY BE MISLEADING, UNTRUE OR CAUSE CONFUSION TO THE PUBLIC REGARDING THE NATURE, PRICES, PROFITABILITY, REPAYMENT, LIQUIDITY, GUARANTEES OR ANY OTHER FEATURE OF ANY PUBLICLY OFFERED SECURITY OR ITS ISSUER.

SOURCES: Section 65 subsection 1 of the Securities Markets Act; Section 68 of the Regulations of the Santiago Stock Exchange; Section 39 of the Handbook of Rights and Obligations of Brokers of the Santiago Stock Exchange; and Section 66 of the Rules of Operations of the Electronic Stock Exchange.

COMMENTS:

Facts must be clearly separated from opinions and mere estimates about the future.

Prospectuses and brochures that are used for publicity and advertising of a securities public offering should contain all the information that the Superintendent of Securities and Insurance requires and may not be disclosed if they have not been previously submitted to the securities registry.

SOURCES: Section 65 subsection 2 of the Securities Markets Act.

EXAMPLES:

- Advertising by a broker-dealer in respect of an equity fund, in which profits are assured, but without guaranteed results.

- Statements made by the general manager of an issuer regarding the expected prices at which the issuer’s shares may be acquired.

6. CANNOT PROVIDE FALSE BACKGROUND OR CERTIFY FALSE FACTS TO THE SUPERINTENDENT OF SECURITIES AND INSURANCE, TO A STOCK EXCHANGE OR TO THE PUBLIC IN GENERAL, ESPECIALLY IN RESPECT OF OPERATIONS CONDUCTED OR IN WHICH THEY HAVE BEEN INVOLVED.

SOURCES: Section 59 a), c) and f) of the Securities Markets Act.

EXAMPLES:

- The issuer and the broker-dealer, colluded with each other to certify false facts in a placement of securities, by recognizing received orders of a number not corresponding to reality.

- A broker-dealer who intentionally provides inaccurate information regarding the characteristics of a purchase order, such as time or price.

VI. WORK DIVISION AND PROTECTION OF PRIVILEGED INFORMATION

In order to prevent the use of privileged information by broker-dealers and issuers, it is recommended that they implement the division of labor and other efforts to protect privileged information, as specified below:

1. PRIVILEGED INFORMATION MUST BE HANDLED WITH GREAT CAUTION, FROM THE TIME THAT IT IS GENERATED OR BECOMES AWARE OF IT AND UNTIL THE INFORMATION IS NO LONGER CONSIDERED PRIVILEGED.

COMMENTS:

a.	Caution with privileged information.

Those who have privileged information must act with the utmost caution, so that the information they have is not known by others.

The obligation to handle privileged information exists from the time that the information is generated or the holder of such information is aware of it, even if there are elements missing for its completeness. This obligation continues until the information is no longer privileged, either because it is disclosed to the market in general or because it no longer has the ability to influence the price of the securities issued.

b.	General duty of confidentiality of the broker-dealers.

Broker-dealers have a general obligation to maintain confidentiality regarding the origin and the holder of the orders they receive, and a duty to ensure the secrecy and confidentiality of confidential information to which they have access in the exercise of their duties.

SOURCES: Section 44 g) of the Securities Markets Act; Sections 3.1.3 and 6.2. Recommendations of the Regulatory Committee; Section 5 d) of the Code of Ethics Santiago Stock Exchange; and Section 15, paragraph 2 of the Code of Ethics Electronic Exchange.

EXAMPLES:

- The board of directors, lawyers and financial advisors of an issuer that assess the possibility of selling an important part of its assets should conduct their meetings with the greatest possible precautions so that third parties will not know the purpose and content of the meeting held.

- The existence of a first approach meeting to negotiate the execution of a contract may be privileged information, even if only preliminary opinions on the possibility of a deal are exchanged at such meeting. Consequently, all documents relating to the meeting must be protected by its participants.

2. PHYSICAL ACCESS RESTRICTIONS MUST EXIST IN THE AREAS WHERE THE PRIVILEGED INFORMATION ORIGINATED, EXISTS OR IS TRANSMITTED.

COMMENTS:

The purpose of this rule is to restrict access by persons external to the offices of broker-dealers, issuers or related professionals, to those areas where the privileged information exists or is originated. Employees and professionals must be responsible for ensuring that visitors who have entered the premises of the broker-dealer or issuer do not access these areas.

Employees and professionals must immediately notify a superior or responsible person about any unauthorized entry to premises where the privileged information exists or is generated.

EXAMPLES:

- Broker-dealers and issuers must take all reasonable steps to prevent access, without prior approval of the responsible person, to those areas in which privileged or confidential information exists or is generated.

- Broker-dealers and issuers must take all reasonable steps to prevent access, without prior approval of the responsible person, to those areas in which information to be sent to the Superintendent of Securities and Insurance as essential facts or reserved information exists or is generated.

- Lawyers who work for an issuer must take all reasonable steps to restrict access to those offices in which there is information regarding talks that an issuer is holding to eventually merge with another issuer.

3. FUNCTIONAL, PHYSICAL AND TECHNOLOGICAL SEGREGATION MUST EXIST IN AREAS WHERE THE PRIVILEGED INFORMATION ORIGINATED, EXISTS OR IS TRANSMITTED. IN THE CASE OF BROKER-DEALERS, IT IS GENERALLY ASSUMED THAT THE RESEARCH AND INSTITUTIONAL INVESTORS’ ATTENTION DEPARTMENTS REGULARLY ORIGINATE PRIVILEGED INFORMATION AND OTHER DEPARTMENTS MAY ALSO DO SO.

SOURCE: Broker-Dealer Policies and Procedures Designed to Segment the Flow and Prevent the Misuse of Material Nonpublic Information, Securities and Exchange Commission (US).

COMMENTS:

a.	Functional segregation.

Functional segregation requires that the functions of each area are exercised autonomously, without any coordination between them, thus avoiding possible conflicts of interest.

In the case of employees of the research department and those that have a relationship with institutional investors, their variable remuneration must not depend on commissions from other areas of the broker-dealer.

EXAMPLE:

- Broker-dealers must have a portfolio management committee, responsible for determining and implementing investment policies for their own and customer portfolios, which is independent from those working in the field of securities trading for institutional investors.

b.	Physical segregation.

Physical segregation must be sufficient to prevent the knowledge of conversations and actions that occur in separate spaces, as well as to allow information and documentation to remain in the appropriate spaces.

As for the storage of documents containing information that may be deemed as privileged, employees and professionals of the issuers or securities intermediaries must ensure that their content is protected from third parties. They must also ensure that such documents are removed from visible places and stored in safe and restricted places.

In the case of stock desks of the broker-dealers, physical segregation further contemplates the existence of restrictions on the use of cell phones, especially when broker-dealers have systems for recording telephone conversations.

EXAMPLES:

- Meetings of the directors and executives of issuers in which issues that can be considered as privileged information are discussed must be held in spaces in which the conversations cannot be heard outside of that space.

- Documents in which a possible merger of an issuer is analyzed must be handled with utmost discretion and locked away when not in use.

- Broker-dealers’ desk operators serving institutional investors should be located in an isolated office, to which access is restricted to other operators, employees and customers of the broker-dealer.

- Desk operators that serve relevant investors should take all necessary measures so that the customer’s identity and the purpose of the conversation does not spread to other operators of the desk.

c.	Technological segregation.

The segregation of technology should be such that access to technological means in which privileged information is handled is restricted.

In the case of broker-dealers, this segregation must also ensure the confidentiality of operator codes assigned to the execution of orders from institutional investors.

EXAMPLES:

- The access codes to computers where insider information is handled must be personal and known only to the owner.

- Operator codes assigned to institutional investors’ operators must not be known by the desk operators that execute client orders or handle broker-dealer’s own portfolio.

4. PERSONS WITH KNOWLEDGE OF PRIVILEGED INFORMATION MUST BE IDENTIFIED AND DOCUMENTED IN LISTS.

SOURCES: Section 171 of the Securities Markets Act; General Rules 69 and 70 of the Superintendent of Securities and Insurance; Investment Adviser Codes of Ethics, Securities and Exchange Commission (US); and Broker-Dealer Policies and Procedures Designed to Segment the Flow and Prevent the Misuse of Material Nonpublic Information, Securities and Exchange Commission (US).

COMMENTS:

The purpose of creating these lists, besides the clear identification of those who know privileged information, helps the persons who are included in the list to be aware of the implications resulting from their incorporation, and to take the safeguard measures that are appropriate.

There are people who are usually incorporated in these lists, as general managers of issuers, directors of issuers, desk operators that serve institutional investors; and others, which are incorporated by default due to the nature of their position.

EXAMPLES:

- Operators of broker-dealers executing orders from institutional investors should be permanently incorporated into the list of persons with access to privileged information concerning the operations of these entities.

- If an issuer is negotiating the signing of a contract that guarantees extraordinary profits, it should establish a list of all those who are participating in the negotiations.

VII. COMPLIANCE, TRAINING AND SUPERVISION

In order to ensure effective communication and enforcement of the rules contained in this document, the following are advised:

1. THE ESTABLISHMENT OF REASONABLE TOOLS, ALLOWING THE BROKER-DEALERS AND ISSUERS TO PREVENT, DETECT AND CONTROL THOSE ACTIONS WHICH VIOLATE THE RULES SET FORTH IN THIS DOCUMENT.

COMMENTS:

To prevent the use of privileged information and market manipulation, it is essential that broker-dealers and issuers exercise prevention.

2. THE CREATION OF A “MANUAL FOR THE PREVENTION AND SANCTION OF THE USE OF PRIVILEGED INFORMATION AND MARKET MANIPULATION”

SOURCE: Broker-Dealer Policies and Procedures Designed to Segment the Flow and Prevent the Misuse of Material Nonpublic Information, Securities and Exchange Commission (US).

COMMENTS:

a.	Content of the “Manual for the prevention and sanction of the use of privileged information and market manipulation”.

The corporate bodies with regulatory functions within the broker-dealers and issuers must prepare a “Manual for the Prevention and Sanction of the Use of Privileged Information and Market Manipulation” which sets forth the rules and guidelines to prevent, detect, avoid and sanction the use of privileged information and market manipulation.

To facilitate communication and knowledge, the rules contained in this manual can be incorporated into any existing internal manual of the respective broker-dealer or issuer.

b.	Update of the “Manual for the prevention and sanction of the use of privileged information and market manipulation”.

The rules contained in this manual should be reviewed at least once a year and updated whenever modification or improvement is needed.

3. CREATION OF A COMPLIANCE UNIT.

COMMENTS:

Those broker-dealers and issuers whose size is reasonable, should create a special enforcement unit to exercise supervision and control of the rules contained in this regulation. If the foregoing is not possible, they must designate in the manual referred to in item 2 of this chapter, a person to exercise supervision, control and training with respect to the rules contained in this regulation.

4. ONGOING EMPLOYEE AND PROFESSIONALS TRAINING.

SOURCE: Broker-Dealer Policies and Procedures Designed to Segment the Flow and Prevent the Misuse of Material Nonpublic Information, Securities and Exchange Commission (US).

COMMENTS:

a.	Content of the training.

Broker-dealers and issuers must constantly train their employees and professionals, especially those who may have access to privileged information or may engage in market manipulation, so that they internalize the content of these rules and the other existing rules, administrative regulations, internal manuals that are in effect.

b.	Training responsibility.

The compliance unit or the person responsible for the supervision and control of the rules contained in this regulation will be responsible for training, and must implement training mechanisms that are appropriate for the respective issuer or broker-dealer.

c.	Performance of the training.

The training must be performed every time a new employee is hired by a broker-dealer or issuer and whenever a fact or situation deserving a new training occurs. The latter situation will be determined by the compliance unit or the person performing such duties.

5. AUDIT OF COMPLIANCE WITH THE RULES CONTAINED IN THIS REGULATION THROUGH STOCK EXCHANGES.

SOURCE: Sections 43 c) and 56 of the Securities Markets Act.

COMMENTS:

a.	Audit by the stock exchanges.

Stock exchanges shall ensure compliance with these rules, overseeing broker-dealers who are registered in the respective stock exchange.

Regarding issuers, stock exchanges will request information on the compliance with this Directive in accordance with the powers conferred by law.

b.	Audit responsibility.

The audit should be conducted by the department having responsibility for monitoring or supervising the market.

Exhibit 7: Positions bound to inform transactions pursuant to Section 171 of the Securities Market Act.

Area	Position
Finance and International Division Management	Finance and International Division Manager

Liquidity Division Management	Liquidity Division Manager Liquidity Division Sub Manager Balance Desk Operator

Balance Division Management	Balance Division Manager Balance Management Chief Balance Desk Operator

Trading Sub Division Management	Trading Sub Division Manager

Investment Sub Division Management	Investment Sub Division Manager

Wholesale Banking Department	Wholesale Banking Director

Treasury Division Management	Treasury Division Manager Trading Manager Trading Sub Manager Trading Table Chief Money Table Assistant Trading Table Operator

Large Companies Division Management	Large Companies Division Manager Managers Sub Managers Executives

Financial Products Division Management	Financial Products Division Manager Sub Managers Distribution Table Chief and Money Table Chief Product Chief Distribution Table Operator Money Table Assistant

International Banker Division Management	International Banker Manager International Banker Executive

CorpBanca Financial Advisors	CorpBanca Financial Advisors Manager Managers Sub Managers Business Analysts and Executives

Legal and Control Director	Legal and Control Director

Legal Services Division Management	Legal Services Division Manager Chief attorneys. Senior attorneys.

Executive Committee Director Manager	Executive Committee Director Manager

Basel Finance and Risks Division Management	Basel Finance and Risks Division Manager

Financial Risk Management	Financial Risk Manager Chiefs Engineers and Analysts

Planning and Development Sub Management	Planning and Development Sub Manager Chiefs Analysts and Associates

Investor Relations Management	Investor Relations Manager Investor Relations Officer

Economic Capital Management	Economic Capital Manager

Companies Credit Risk Division Management	Companies Credit Risk Division Manager Managers and Sub Managers

Financial Operations Management	Financial Operations Manager Sub Managers Chiefs

Analysts and Supervisors

Corpbanca Broker Dealer	All the Associates of the subsidiary and Board of Directors of the subsidiary.

CorpBanca General Fund Administrator	Those Associates defined as bound by the subsidiary.

Corpbanca Insurance Broker	Subsidiary Chief Executive Officer and Chief Commercial Officer

SMU Corp	SMU Corp Chief Executive Officer

CorpBanca Board of Directors

Board of Directors Committee

Audit Committee

Assets-Liabilities Committee (CAPA)

Definitions

Assets: assets shall mean any publicly offered security.

Low Liquidity Assets: shall be those not frequently and without high volume trading in secondary formal markets. The Superintendency will determine through a general norm those low liquidity assets.

Associates: any person rendering services to the Company, by means of a labor agreement executed pursuant to labor laws in force.

Stock Administration Agreement: is that pursuant to which a person instructs a legally authorized entity to entirely or partially manage its assets, including the discretional or not discretional investment, sale and maintenance of securities and profitability decision making without the participation of the former person.

Principal Executives: is any person with the capacity to determine the objectives, plan or manage the business administration or strategic policy of the entity, by himself or jointly with others. When performing those activities it shall not matter the labor or contractual form or modality by means of which the principal executive is related to the entity, nor the title or denomination of his position or work.

Transaction Dates: for the purposes of this Code, the transactions shall be understood as made in the date in which the securities purchase or sale order is made, or the date in which they are bought, sold, liquidated or registered in the issuer.

Reserved Information: is that which pursuant to its nature, parties’ autonomy or the laws in force, cannot be made public or used, except in those cases expressly authorized by the law.

Essential Information: is that which a wise man would consider important for its investment decision making and that its knowledge may affect the issuer, its business and the publicly traded securities.

Confidential Information: is that which has been facilitated by a client or other person or entity with a specific confidentiality commitment or that due to its nature such character must be given.

Institutional Investors: are the Banks, financial entities, insurance companies, national reinsurance entities and the broker dealers authorized by the law and those that the SVS indicates through a general norm.

Relevant Investors: an investor is considered relevant as long as his investment decisions are by themselves capable of significantly influence other parties’ investment decisions, in relation to the securities in which the investment is made or in securities related to them.

SMA: Securities Markets Act number 18,045.

Addressee: is any person identified in this Code and its Exhibits that due to his position, activity or relationship has access to Privileged Information, and is bound by the Code.

Securities Registry: is the registry that the SVS maintains in relation to the publicly traded securities such as shares, bonds, quotas, agricultural and commercial products.

SVS: Superintendence of Securities and Insurance.

Section 166 of the Securities Market Act: indicates that the following persons are presumed to have Privileged Information:

A. Directors, Managers, administrators, principal executives and liquidators of the issuer or the institutional investor, as the case may be;

B. Those persons indicated in paragraph A. above, that perform duties in the controlling shareholder of the issuer or the institutional investor, as the case may be;

C. The controlling persons or their representatives, that conduct operations or negotiations towards selling the control, and

D. Directors, Managers, administrators, principal executives, financial advisors or operators of securities brokers, in relation with the information included in sub section 2 of Section 164 and that related to the securities placement that has been entrusted to it.

A. The principal executives and dependents of the issuers’ or the institutional investors’ external auditing firms, as the case may be;

B. The partners, administrative managers, principal executives and members of the grading committee of the risk rating companies that rate securities of the issuer, or the latter;

C. The dependents working under the same direction or direct supervision of the Board of Directors, Managers, administrators, principal executives or liquidators of the issuer or the institutional investor, as the case may be;

D. The persons rendering permanent or temporary advising services to the issuer or the institutional investor, as the case may be, as long as the nature of their services grant them access to such information.

E. The public officers dependent of the institutions overseeing the issuers of securities or funds authorized by law.

F. Spouses or domestic partners of the persons indicated in letter a) of sub section 1, and any other person residing in the same domicile.